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                                                                   Exhibit 10.5

                                         EVERGREEN INTERNATIONAL AVIATION, INC.
                         3850 Three Mile Lane . Mc Minnville, OR 97128-9496 USA
                                      Phone (503) 472-9361 . Fax (503) 472-1048
                                                     Telex 360841-SITA HDQOO156

Mr. Delford M. Smith
22800 Fulquartz Landing Road
Dundee, OR 97115

Dear Delford:

    This letter agreement (this "Agreement") confirms the terms and conditions of your employment with Evergreen International Aviation, Inc. (the "Company") as of the Effective Date (as defined herein).

1. Position: You will serve as the Chief Executive Officer of the Company and Chairman of the Board of Directors of the Company (the "Board").

2. Term: Five (5) years, commencing on the date on which the Company completes the refinancing and/or restructuring of the Company's current senior credit facility (the "Effective Date"); provided, however, that the term of this Agreement shall automatically be extended from day to day so that it always has a remaining term of five (5) years.

3. Base Salary: You will be paid a base salary at the annual rate of $3,000,000 per year; subject to increase (but not any decreases) as determined by the Board (the "Base Salary"). All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes.

4. Annual Bonus: At the discretion of the Board, you would be entitled to receive a bonus based on such factors as the Board of Directors may determine in its discretion; provided, however that the amount of such bonus shall be used solely (i) to satisfy any obligations of you or your affiliates to Evergreen Holdings, Inc. and its subsidiaries and (ii) to satisfy any taxes payable by you or your affiliates as a result of the receipt of such bonus or the satisfaction of such obligations.

5. Transaction Bonus: On the Effective Date, you shall be entitled to a lump sum payment of $4,000,000, payable within ten (10) business days of the Effective Date.

6.  Fringe Benefits:

    (a) Welfare and Other Fringe Benefits. You will be entitled to participate in all benefits programs for which Company executives are eligible.

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    (b)  Business Expenses. You will be entitled to reimbursement for necessary and reasonable business expenses incurred in the performance of your duties.

    (c) Vacation: You will be entitled to vacation according to policy, but no less than four (4) weeks annually.

    (d) Car Allowance: You will be entitled to two (2) leased vehicles comparable to the type provided by the Company to you immediately prior to the Effective Date, and all reasonable costs of use, repair and maintenance of such vehicles.

7.  Payments upon Termination:

    (a) Termination by Company for Cause; or Voluntary Resignation without Good Reason. In the event your employment with the Company is terminated (i) by the Company for Cause (as defined below) or (ii) by reason of your voluntary resignation without Good Reason (as defined below), you will be entitled to receive accrued but unpaid Base Salary and bonuses through the date of termination and any benefits payable under applicable welfare benefit plans or other arrangements.

         For purposes of this Agreement, "Cause" shall be defined to include:
(i) your conviction of or guilty plea to a felony; or (ii) acts of material personal dishonesty, theft or fraud by you in connection with your duties as an officer of the Company and intended to result in your personal gain.

    (b) Termination for Disability or Death. In the event your employment is terminated as a result of your Disability or death, you or your estate (as the case may be) will be entitled to:

         (1) your Base Salary through the date of such termination;

         (2) a portion of your Annual Bonus for the year in which the termination occurs, prorated through the date of such termination;

         (3) any benefits payable under applicable welfare benefit plans or other arrangements; and

         (4) an amount equal to (i) five (5) times your Base Salary then in effect plus (ii) an amount equal to five (5) times the average of Annual Bonuses paid to you in the five (5) years immediately preceding such termination, payable in equal installments in accordance with Company's normal payroll practices for a period of five (5) years following termination of employment.

         For purposes of this Agreement, "Disability" shall be defined to mean: your inability to work by reason of your disability for a period of six (6) consecutive months.

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    (c)  Termination by Company other than for Death, Disability or for Cause;
Resignation for Good Reason. If your employment with the Company is terminated
(i) by Company for any reason other than your death or Disability or for Cause or (ii) by you for Good Reason, you will be entitled to:

         (1) your Base Salary through the date of such termination;

         (2) a portion of your Annual Bonus for the year in which the termination occurs, prorated through the date of such termination;

         (3) any benefits payable under applicable welfare benefit plans or other arrangements;

         (4) a lump sum payment equal to (i) five (5) times your Base Salary then in effect plus (ii) an amount equal to five (5) times the average of the Annual Bonuses paid to you in the five (5) years immediately preceding such termination; and

         (5) Company-paid health coverage for a period of five (5) years following termination of employment.

         For purposes of this Agreement, "Good Reason" shall be defined to include: (i) assignment to you of duties inconsistent with your position or an adverse change in the status, position or conditions of your employment or the nature of your responsibilities in effect as of the Effective Date, or your removal from, or any failure to re-elect you to, any of such positions, (ii) reduction by the Company in your Base Salary, (iii) relocation of the Company's principal offices to a location the distance of which from your current principal residence is more than 25 miles greater than the distance from your current residence to the current office, (iv) failure to pay you any portion of your Base Salary within seven (7) days of the due date, (v) failure by the Company to continue in effect any benefit or compensation plan in which you participate or (vi) failure of the Company to obtain an agreement from any successor to assume and agree to perform this Agreement.

8. Mitigation; Offset: You will not be subject to mitigation or offset of benefits.

9. Indemnification: You will be indemnified by the Company and its subsidiaries to the maximum extent permitted by applicable law, and following the Term will remain covered under any Director and Officer liability insurance policies for matters arising during the Term.

10. Legal Expenses. The Company shall reimburse you for all legal fees and expenses reasonably incurred in connection with the negotiation of this Agreement, and reasonably incurred as a result of enforcing the benefits under this Agreement.

    This Agreement contains all the understandings between you and the Company with respect to your employment with the Company and supersedes all other prior

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agreements and understandings, whether oral or in writing. No provision of this
Agreement may be amended or waived unless agreed to in writing, signed by you and an authorized member of the Board. This Agreement will be governed by and construed in accordance with the laws of the State of Oregon, without regard to principles of conflict of laws.

    To indicate your acceptance of the terms and conditions of this Agreement, please sign and date this Agreement in the space provided below. A duplicate original is enclosed for your records.

                                            Sincerely,

                                            EVERGREEN INTERNATIONAL
                                            AVIATION, INC.


                                            By:  /s/  Timothy G. Wahlberg
                                               -------------------------------
                                                    Timothy G. Wahlberg
                                                         President


ACCEPTED AND AGREED TO this
30th day of April, 2003.


/s/ Delford M. Smith
-----------------------------
Delford M. Smith

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